EXHIBIT 99.1

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS

FOURTH QUARTER 2007 AND YEAR END FINANCIAL RESULTS

Houston, Texas (March 11, 2008)

Landry’s Restaurants, Inc. (NYSE: LNY—News; the “Company”), announced its earnings for the fourth quarter and for the year ended December 31, 2007.

Revenues from continuing operations for the three months ended December 31, 2007, totaled $280.5 million, as compared to $272.0 million a year earlier. Net income (loss) from continuing operations for the quarter was ($1.9) million, compared to $3.2 million reported last year. Earnings (loss) per share from continuing operations for the quarter were ($0.12), compared to $0.15 diluted reported last year. During the third quarter of 2007, the Company entered into a settlement agreement with its note holders whereby the interest rate on $400.0 million Senior Notes increased from 7.5% to 9.5%, effective August 29, 2007, which increased pre-tax interest expense by $8.0 million annually. Furthermore, the Senior Note holders have an option to require the Company to redeem the Notes beginning February 28, 2009 at 101% of face value. In addition, as previously announced, the Company refinanced the Golden Nugget in June 2007, resulting in higher outstanding borrowings and associated interest expense. The impact of these items on the three months ended December 31, 2007 was approximately $3.8 million after tax or $0.24 per share – diluted. The three months ended December 31, 2007 also includes a $1.6 million after tax non-cash expense for the change in fair value of interest rate swaps not designated as hedges partially offset by a $0.7 million recognized cash gain on settling two existing interest rate swaps for a net charge of $0.9 million or $0.06 per share-diluted. Same store sales for the Company’s restaurants were negative 1% for the quarter.

Revenues from continuing operations for the year ended December 31, 2007, totaled $1,171.9 million, as compared to $1,114.2 million a year earlier. Net earnings from continuing operations for the year were $27.3 million, compared to $34.1 million reported last year. Earnings per share-diluted from continuing operations for the year were $1.41, compared to $1.55 in the prior year. Included in earnings from continuing operations for the year ended December 31, 2007, are gains on property sales and investments of approximately $13.0 million after-tax, offset by costs associated with refinancing the Golden Nugget and the Senior Notes of approximately $12.8 million and approximately $2.9 million after tax or $0.15 per share-diluted related to interest rate swaps not designated as hedges. The interest expense for 2007 increased by approximately $10.0 million after-tax primarily due to the higher borrowings outstanding at the Golden Nugget and the 2% increase in the interest rate on the $400.0 million Senior Notes.

As a result of our 2006 sale of the Joe’s Crab Shack concept and closure of certain additional locations, the results of operations for these restaurants are reflected as discontinued operations in the Company’s financial statements. The loss from discontinued operations, net of taxes, for the quarter ended December 31, 2007 was $4.7 million or $0.29 per share compared to a loss of $11.6 million or $0.53 per share in the prior year. Therefore, the consolidated net loss for the quarter was $6.6 million or $0.41 per share, compared to a net loss of $8.4 million or $0.38 per share in 2006. The loss from discontinued operations, net of taxes, was $9.2 million for the year ended December 31, 2007 as compared to a loss of $55.8 million for the prior year and the consolidated net income (loss) for such periods was $18.1 million and ($21.8) million, or $0.93 per share – diluted and ($0.99) per share, respectively.

Rick H. Liem, Executive Vice President and CFO stated, “Given our history of performance, we believe we will obtain long-term financing, despite the disrupted credit markets. However, the interest rates are likely to be substantially higher than our existing agreements. Due to the significance of the earnings impact our refinancing is expected to have, and the lack of visibility as to timing, we will not be providing earnings guidance for 2008 at this time.”

The Company’s continuing operations include restaurants primarily under the trade names Landry’s Seafood House, Chart House, Rainforest Cafe, Saltgrass Steak House and the Signature Group as well as other businesses including hotels, marinas, amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada at December 31, 2007.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

Contact:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President & C.E.O.		Executive Vice President & C.F.O.
	Landry’s Restaurants, Inc.		Landry’s Restaurants, Inc.
	www.landrysrestaurants.com		www.landrysrestaurants.com

LANDRY'S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000's except per share amounts)

	FOR THE QUARTER ENDED December 31, 2007		FOR THE QUARTER ENDED December 31, 2006		FOR THE YEAR ENDED December 31, 2007		FOR THE YEAR ENDED December 31, 2006
REVENUES	$280,479	100.0%	$271,976	100.0%	$1,171,923	100.0%	$1,114,213	100.0%

COST OF REVENUES	61,796	22.0%	61,158	22.5%	259,892	22.2%	253,213	22.7%
LABOR	93,516	33.3%	90,471	33.3%	379,445	32.4%	362,010	32.5%
OTHER OPERATING EXPENSES	74,599	26.7%	72,766	26.7%	295,798	25.2%	281,955	25.3%

UNIT LEVEL PROFIT	50,568	18.0%	47,581	17.5%	236,788	20.2%	217,035	19.5%
GENERAL & ADMINISTRATIVE	11,844	4.2%	16,581	6.1%	55,756	4.8%	57,977	5.2%
PRE-OPENING COSTS	1,346	0.5%	954	0.4%	3,951	0.3%	5,276	0.5%
DEPRECIATION & AMORTIZATION	16,791	6.0%	14,690	5.4%	65,727	5.6%	56,267	5.1%
ASSET IMPAIRMENT EXPENSE	—	0.0%	—	0.0%	—	0.0%	3,519	0.3%

TOTAL OPERATING INCOME	20,587	7.3%	15,356	5.6%	111,354	9.5%	93,996	8.4%
OTHER EXPENSE (INCOME)	21,564		11,178		70,094		46,715

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	(977)		4,178		41,260		47,281
TAX PROVISION (BENEFIT)	948		967		13,987		13,203

INCOME FROM CONTINUING OPERATIONS	(1,925)		3,211		27,273		34,078
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	(4,689)		(11,576)		(9,161)		(55,848)

NET INCOME (LOSS)	$(6,614)		$(8,365)		$18,112		$(21,770)

EARNINGS (LOSS) PER SHARE—BASIC:
INCOME FROM CONTINUING OPERATIONS	$(0.12)		$0.15		$1.45		$1.60
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.29)		(0.54)		(0.49)		(2.62)

NET INCOME (LOSS)	$(0.41)		$(0.39)		$0.96		$(1.02)

AVERAGE SHARES	15,950		21,300		18,850		21,300
EARNINGS (LOSS) PER SHARE—DILUTED:
INCOME FROM CONTINUING OPERATIONS	$(0.12)		$0.15		$1.41		$1.55
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.29)		(0.53)		(0.48)		(2.54)

NET INCOME (LOSS)	$(0.41)		$(0.38)		$0.93		$(0.99)

AVERAGE SHARES	15,950		21,900		19,400		22,000

EBITDA from continuing operations (earnings before interest, taxes, depreciation and amortization):

Net income (loss)	$(6,614)		$(8,365)		$18,112		$(21,770)
Add back:
(Income) loss from discontinued operations	4,689		11,576		9,161		55,848
Tax provision (benefit)	948		967		13,987		13,203
Other expense (income)	21,564		11,178		70,094		46,715
Depreciation and amortization	16,791		14,690		65,727		56,267
Asset impairment expense	—		—		—		3,519
EBITDA	$37,378		$30,046		$177,081		$153,782

EBITDA is not a generally accepted accounting principles ("GAAP") measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY'S RESTAURANTS, INC.

CONDENSED UNAUDITED BALANCE SHEETS

($ in Millions except per share amounts)

	December 31, 2007	December 31, 2006
Cash & equivalents	$39.6	$31.3
Assets related to discontinued operations	10.0	29.0
Other current assets	93.9	105.2

Total current assets	143.5	165.5
Property & equipment, net	1,250.1	1,197.8
Other assets	109.4	101.6

Total assets	$1,503.0	$1,464.9

Current liabilities	$300.7	$211.5
Liabilities related to discontinued operations	4.0	4.1
Long-term debt	801.4	710.4
Other non-current	80.0	44.2

Total liabilities	1,186.1	970.2
Total stockholders' equity	316.9	494.7

Total liabilities & equity	$1,503.0	$1,464.9

Net book value per share	$19.62	$22.35